Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
          Contact:      Frank Marchisello
                               (336) 834-6847

TANGER REPORTS FIRST QUARTER 2010 RESULTS
Funds From Operation Increases 17.4%
First Quarter Tenant Sales Increase 10.3%

Greensboro, NC, April 27, 2010, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations ("FFO") available to common shareholders, a widely accepted supplemental measure of REIT performance, for the three months ended March 31, 2010 was $29.0 million, or $0.63 per share, as compared to FFO of $24.7 million, or $0.66 per share, for the three months ended March 31, 2009. Net income available to common shareholders for the three months ended March 31, 2010 was $1.2 million or $0.03 per share, as compared to net income of $28.9 million, or $0.92 per share for the first quarter of 2009.

Steven B. Tanger, President and Chief Executive Officer, commented, "Tanger Outlet Centers showed a strong start to 2010 with funds from operations increasing by 17.4%. As we had anticipated, retail sales have come back, inventories are right sized and the retail sector is growing when compared to 2009. March retail sales, aided by the early holiday calendar shift, translated to an overall strong first quarter for Tanger and our tenant base. Also during the first quarter, we announced that our Board of Directors approved an increase in our common share cash dividend for the 17th consecutive year. Tanger has paid cash dividends each quarter since becoming a public company in May of 1993."

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

First Quarter Highlights

  Dividend increase approved by Board of Directors to raise the quarterly common share cash dividend from $0.3825 to $0.3875 per share, $1.55 per share annualized, representing the 17th consecutive year of increased dividends
  21.9% debt-to-total market capital ratio as of March 31, 2010 and 4.82 times interest coverage for the first quarter ended March 31, 2010
  0.7% increase in same center net operating income
  8.8% increase in average base rental rates on leases renewed during the quarter
  22.5% increase in average base rental rates on released space during the quarter
  94.8% period-end wholly-owned portfolio occupancy rate, compared to 93.5% last year
  $342 per square foot in reported tenant comparable sales for the rolling twelve months ended March 31, 2010

Portfolio Operating Results

During the first quarter of 2010, Tanger executed 210 leases, totaling 874,000 square feet throughout its wholly-owned portfolio. Lease renewals during the first quarter accounted for 646,000 square feet, generated an 8.8% increase in average base rental rates and represented 43.5% of the square feet originally scheduled to expire during 2010. Average base rental increases on re-tenanted space during the first quarter averaged 22.5% and accounted for the remaining 228,000 square feet.

Same center net operating income increased 0.7% for the first quarter of 2010, while reported tenant comparable sales for our wholly owned properties for the rolling twelve months ended March 31, 2010 increased 3.1% to $342 per square foot. Tenant comparable sales for the three months ended March 31, 2010 increased 10.3%.

Cash Dividend Increased

On April 8, 2010, Tanger announced that its Board of Directors approved an increase in the annual cash dividend on its common shares from $1.53 per share to $1.55 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.3875 per share for the first quarter ended March 31, 2010. A cash dividend of $0.3875 per share will be payable on May 14, 2010 to holders of record on April 30, 2010. The company has paid dividends each quarter since becoming a public company in May 1993. The company's Board of Directors also declared a dividend of $0.46875 per share on its 3,000,000 7.5% Class C Preferred Shares. A cash dividend of $0.46875 per Preferred Share will be payable on May 17, 2010 to holders of record on April 30, 2010.

Balance Sheet Summary

As of March 31, 2010, Tanger had a total market capitalization of approximately $2.7 billion including $584.8 million of debt outstanding, equating to a 21.9% debt-to-total market capitalization ratio. As of March 31, 2010, 84.0% of Tanger's debt was at fixed interest rates and the company had $93.4 million outstanding on its $325.0 million in available unsecured lines of credit. During the first quarter of 2010, Tanger continued to maintain a strong interest coverage ratio of 4.82 times, compared to 3.34 times during the first quarter of last year.

2010 FFO Per Share Guidance

Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, the company currently believes its net income available to common shareholders for 2010 will be between $0.82 and $0.92 per share and its FFO available to common shareholders for 2010 will be between $2.57 and $2.67 per share.

The company's estimates do not include the impact of any rent termination fees, potential refinancing transactions, the sale of any out parcels of land or the sale or acquisition of any properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2010:
	Low Range	High Range
Estimated diluted net income per share	$0.82	$0.92
Noncontrolling interest, gain/loss on acquisition of real estate, depreciation and amortization uniquely significant to real estate including noncontrolling interest share and our share of joint ventures	1.75	1.75
Estimated diluted FFO per share	$2.57	$2.67

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 28, 2010, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter 2010 Financial Results call. Alternatively, the call will be web cast by Thomson Reuters and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com/investorrelations/news/ under the News Releases section. A telephone replay of the call will be available from April 28, 2010 starting at 1:00 P.M. Eastern Time through May 7, 2010, by dialing 1-800-642-1687 (conference ID # 66153055). Additionally, an online archive of the broadcast will also be available through May 7, 2010.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 33 upscale outlet shopping centers in 22 states coast to coast, totaling approximately 10.0 million square feet leased to over 1,900 stores operated by 330 different brand name companies. More than 150 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2010. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development of new centers, and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues
Base rentals (a)	$43,648	$42,927
Percentage rentals	1,305	1,308
Expense reimbursements	19,536	19,219
Other income (b)	1,730	1,704
Total revenues	66,219	65,158
Expenses
Property operating	22,472	21,748
General and administrative	5,466	5,935
Depreciation and amortization (c)	26,527	20,397
Impairment charge (d)	735	---
Total expenses	55,200	48,080
Operating income	11,019	17,078
Interest expense	(7,948)	(11,210)
Gain on fair value measurement of previously held interest in acquired joint venture (e)	---	31,497
Income before equity in earnings (losses) of unconsolidated joint ventures	3,071	37,365
Equity in earnings (losses) of unconsolidated joint ventures	(68)	(897)
Net income	3,003	36,468
Noncontrolling interest in Operating Partnership	(210)	(5,698)
Net income attributable to Tanger Factory Outlet Centers, Inc.	2,793	30,770
Preferred share dividends	(1,406)	(1,406)
Allocation of earnings to participating securities	(169)	(437)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$1,218	$28,927
Basic earnings per common share available to common shareholders:
Income from continuing operations	$.03	$.93
Net income	.03	.93
Diluted earnings per common share available to common shareholders:
Income from continuing operations	$.03	$.92
Net income	.03	.92

  Includes straight-line rent and market rent adjustments of $899 and $668 for the three months ended March 31, 2010 and 2009, respectively.
  Includes the gain on sale of outparcels of land of $161 for the three months ended March 31, 2010.
  As of March 31, 2010, the Hilton Head I, SC outlet center was vacant of all tenants in preparation of the demolition of the existing center and the redevelopment of the new center. As a result, a total of $9.2 million in depreciation and amortization was recognized for 2010 to completely depreciate the center. Accelerated depreciation recognized due to changes in the estimated remaining lives at our Hilton Head I, SC outlet center were $4.6 million and $1.2 million for the three months ended March 31, 2010 and 2009, respectively.
  Represents an impairment charge for outparcels of land owned in Seymour, Indiana where the company previously owned an outlet center which was sold in 2005.
  Represents gain on fair value measurement of our previously held interest in the Myrtle Beach Hwy 17 joint venture upon acquisition on January 5, 2009.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Rental property
Land	$142,822	$143,933
Building, improvement and fixtures	1,360,010	1,352,568
Construction in progress	19,557	11,369
	1,522,389	1,507,870
Accumulated depreciation	(432,276)	(412,530)
Rental property, net	1,090,113	1,095,340
Cash and cash equivalents	3,197	3,267
Investments in unconsolidated joint ventures	8,151	9,054
Deferred charges, net	35,555	38,867
Other assets	31,889	32,333
Total assets	$1,168,905	$1,178,861
LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discounts of $798 and $858, respectively)	$256,412	$256,352
Mortgage loan, net of discount of $0 and $241, respectively)	---	35,559
Unsecured term loan	235,000	235,000
Unsecured lines of credit	93,400	57,700
Total debt	584,812	584,611
Construction trade payables	22,381	14,194
Accounts payable and accrued expenses	28,544	31,916
Other liabilities	25,657	27,077
Total liabilities	661,394	657,798

Commitments

Equity
Tanger Factory Outlet Centers, Inc.
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000 shares issued and outstanding at March 31, 2010 and December 31, 2009	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized, 40,469,662 and 40,277,124 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	405	403
Paid in capital	597,968	596,074
Distributions in excess of net income	(217,076)	(202,997)
Accumulated other comprehensive loss	(5,169)	(5,809)
Equity attributable to Tanger Factory Outlet Centers, Inc.	451,128	462,671
Equity attributable to noncontrolling interest in Operating Partnership	56,383	58,392
Total equity	507,511	521,063
Total liabilities and equity	$1,168,905	$1,178,861

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
FUNDS FROM OPERATIONS (FFO) (a)
Net income	$3,003	$36,468
Adjusted for:
Depreciation and amortization uniquely significant to real estate — wholly-owned	26,412	20,278
Depreciation and amortization uniquely significant to real estate — unconsolidated joint ventures
	1,265	1,166
Gain on fair value measurement of previously held interest in acquired joint venture	---	(31,497)
Funds from operations	30,680	26,415
Preferred share dividends	(1,406)	(1,406)
Allocation of earnings to participating securities	(268)	(306)
Funds from operations available to common shareholders	29,006	24,703
Funds from operations available to common shareholders per share — diluted	$.63	$.66

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	40,030	31,269
Effect of exchangeable notes	33	---
Effect of outstanding options	54	81
Diluted weighted average common shares (for earnings per share computations)	40,117	31,350
Convertible operating partnership units (b)	6,067	6,067
Diluted weighted average common share (for funds from operations per share computations)	46,184	37,417

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly-owned	9,057	9,218
Partially-owned - unconsolidated	948	950

Outlet centers in operations -
Wholly-owned	31	31
Partially-owned - unconsolidated	2	2

States operated in at end of period (c)	21	21
Occupancy percentage at end of period (c) (d)	94.8%	93.5%

(a)	FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.
(b)	The convertible operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.
(c)	Excludes the partially owned and unconsolidated properties in Wisconsin Dells, Wisconsin which is operated by us through 50% ownership joint venture and in Deer Park, New York which is operated by us through a 33.3% ownership joint venture.
(d)	Excludes our wholly-owned, non-stabilized center in Washington, Pennsylvania for the 2009 period.